Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen New Jersey Dividend Advantage Municipal Fund
811-09455

The Registrant incorporates by reference to this Sub-Item 77Q1(a) of Form N-SAR, a copy of the form of the Statement Establishing and Fixing the Rights and Preferences of MuniFund Term Preferred Shares, considered to be an amendment to the Registrants Charter, which was filed as Appendix C to the Statement of Additional Information on
Form 497 filed on June 23, 2014, Accession No. 0001193125-14-244149; and the Statement Establishing and Fixing the Rights and Preferences of Series 2 and Series 3 Variable Rate Demand Preferred Shares, a form of which was filed as Appendix A on Form DEF 14A filed on June 23, 2014,
Accession No. 0001193125-14-244148.